As filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333-191484

Registration No. 333-204628

Registration No. 333-229531

Registration No. 333-267009

Registration No. 333-275841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-191484

FORM S-8 REGISTRATION STATEMENT NO. 333-204628

FORM S-8 REGISTRATION STATEMENT NO. 333-229531

FORM S-8 REGISTRATION STATEMENT NO. 333-267009

FORM S-8 REGISTRATION STATEMENT NO. 333-275841

UNDER

THE SECURITIES ACT OF 1933

PREMIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2477140
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13520 Ballantyne Corporate Place, Charlotte, NC	28277
(Address of Principal Executive Offices)	(Zip Code)

Premier, Inc. 2013 Equity Incentive Plan

Premier, Inc. 2015 Employee Stock Purchase Plan

Premier, Inc. 2013 Equity Incentive Plan (as amended and restated effective December 7, 2018)

Premier, Inc. 2023 Equity Incentive Plan

(Full Title of the Plan)

David L. Klatsky

General Counsel

Premier, Inc.

13520 Ballantyne Corporate Place,

Charlotte, NC 28277

(Name and address of agent for service)

(704) 357-0022

(Telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Sophia Hudson, P.C.

Julia Danforth, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Premier, Inc. (the “Registrant”):

•

Registration Statement on Form S-8 (No. 333-191484), filed with the Securities and Exchange Commission (“SEC”) on October 1, 2013, registering 11,260,783 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Premier, Inc. 2013 Equity Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-204628), filed with the SEC on June 1, 2015, registering 3,685,500 shares of the Common Stock issuable pursuant to the Premier, Inc. 2015 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-229531), filed with the SEC on February 6, 2019, registering 3,500,000 shares of the Common Stock issuable pursuant to the Premier, Inc. 2013 Equity Incentive Plan, as amended and restated effective December 7, 2018.

•

Registration Statement on Form S-8 (No. 333-267009), filed with the SEC on August 22, 2022, registering 1,828,846 shares of the Common Stock issuable pursuant to the Premier, Inc. 2013 Equity Incentive Plan, as amended and restated effective December 7, 2018.

•

Registration Statement on Form S-8 (No. 333-275841), filed with the SEC on December 1, 2023, registering 6,000,000 shares of the Common Stock issuable pursuant to the Premier, Inc. 2023 Equity Incentive Plan.

On November 25, 2025, pursuant to the Agreement and Plan of Merger, dated as of September 21, 2025 (the “Merger Agreement”), by and among the Registrant, Premium Parent, LLC, a Delaware limited liability corporation (“Parent”), and Premium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under such Registration Statements but that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities of the Registrant registered for sale under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on November 25, 2025.

PREMIER, INC.

By:	/s/ David Klatsky
Name: David Klatsky
Title: Senior Vice President, General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.